EXHIBIT 10.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

WISEPOWER CO., LTD.,

UNICYCLE ACQUISITION CORP.,

UNIDYM, INC. AND

ARROWHEAD RESEARCH CORPORATION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of January 17, 2011 (the “Agreement Date”) by and among Wisepower Co., Ltd., a corporation of Republic of Korea (“Acquirer”), Unicycle Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquirer (“Sub”), Unidym, Inc., a Delaware corporation (“Company”) and, solely with respect to Article 3 hereof, Arrowhead Research Corporation, a Delaware corporation (“Arrowhead”).

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Sub will merge with and into Company (the “Merger”), with Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, the Certificate of Merger and the applicable provisions of the laws of the State of Delaware.

B. The Boards of Directors of Acquirer, Sub and Company have determined that the Merger is in the best interests of their respective companies and stockholders, and have approved the principal terms of this Agreement and, accordingly, have agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used herein, the following terms will have the meanings set forth below:

“Acquirer Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Acquirer and/or Sub is or will be a party that are required to be executed pursuant to this Agreement.

“Acquirer Common Stock” means the Common Stock of Acquirer.

“Affiliate” means an “affiliate” within the meaning of Rule 144 or Rule 405 promulgated under the Securities Act.

“Applicable Laws” means all foreign, federal, state, local, municipal or other laws, ordinances, regulations, rules and other provisions having the force or effect of law, and all judicial and administrative orders, writs, injunctions, awards, judgments, decrees and determinations, applicable to a specified Person or to such Person’s assets, properties or business.

“Arrowhead Common Stock” means the Common Stock of Arrowhead Research Corporation.

“Bingel Patents” means patents licensed to Company under the Bingel Patent Agreement.

“Bingel Patent Agreement” means the agreement between Luna Innovations Incorporated (as a successor to Tego Biosciences) and Unidym.

“Bingel Patent Consideration” means forty percent (40%) of the proceeds received by Acquirer or the Surviving Corporation from licenses (current and future) of the Bingel Patents or assignment of the Bingel Patent Agreement, payable pursuant to the terms of Section 2.5.

“Bond Purchase Agreement” means the bond purchase agreement in substantially the form attached hereto as Exhibit B.

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in San Francisco, California.

“California Law” means Chapter 13 of the California Corporations Code.

“Cash On Hand” means the sum of (i) cash held by Company and its Subsidiaries after receipt of all proceeds from the Samsung Transactions and payment of all expenses associated with the Samsung Transactions and other existing liabilities incurred in the ordinary course of business and booked on the Closing Balance Sheet (but excluding any payments due to universities for license fees in 2011), and (ii) the fair market value of Arrowhead Common Stock held by Company based on a weighted-average per share price of Arrowhead Common Stock traded on the NASDAQ over a ten (10) day period prior to the Closing Date, (iii) accounts receivable in the Closing Balance Sheet that both parties reasonably agree will be paid, and (iv) prepaid expenses.

“Certificate of Merger” means the certificate of merger in substantially the form attached hereto as Exhibit D.

“Closing Balance Sheet” means the balance sheet of Unidym as of the Effective Time.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Revenue Amount” means an aggregate amount of the Earnout Consideration and/or the Bingel Patent Consideration payable by Acquirer to the Company Stockholders pursuant to Section 2.4 and Section 2.5, in excess of the payment in full by the Surviving Corporation for the Series D Payout Threshold, the Series C Payout Threshold and the Series B Payout Threshold.

“Common Revenue Amount Per Share” means the quotient obtained by dividing (i) the Common Revenue Amount by (ii) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time.

“Company Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Company is or will be a party that are required to be executed pursuant to this Agreement.

“Company Business” means the business of Company as presently being conducted.

“Company Capital Stock” means the issued and outstanding shares of Company Common Stock, Company Preferred Stock and any other classes and series of capital stock of Company (in each case on a fully diluted, as-converted to Company Common Stock basis, including all shares of such stock that are issuable upon the exercise of any outstanding Company Rights).

“Company Charter Documents” means Company’s Certificate of Incorporation and Bylaws, as may be amended from time to time.

“Company Closing Date Balance Sheet” means the balance sheet of the Company as of the Closing Date which sets forth all of the assets and Liabilities of the Company as of the Closing Date.

“Company Common Stock” means the Common Stock, par value $0.001 per share, of Company.

“Company Common Stock Holder” means a holder of Company Common Stock.

“Company Option” means an option to purchase shares of Company Common Stock.

“Company Optionholders” means the holders of Company Options as of immediately prior to the Effective Time.

“Company Option Plan” means Company’s 2006 Stock Option/Stock Issuance Plan.

“Company Preferred Stock” means the Company Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock.

“Company Rights” means all stock appreciation rights, options, warrants, restricted stock units, call rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for shares of Company Capital Stock or obligating Company to grant, extend or enter into any such option, warrant, call right, commitment, conversion privilege or preemptive or other right or agreement.

“Company Securityholders” means collectively, the Company Stockholders, Company Optionholders, and holders of any Company Rights.

“Company Series D Holder” means a holder of Series D Preferred Stock.

“Company Series C Holder” means a holder of Series C Preferred Stock.

“Company Series B Holder” means a holder of Series B Preferred Stock.

“Company Stockholders” means the record holders of shares of Company Capital Stock issued and outstanding as of immediately prior to the Effective Time and holders of Company Warrants.

“Company Warrants” means all warrants to purchase shares of Company Capital Stock.

“Contract” means any legally binding contract, agreement, arrangement, commitment, undertaking, instrument, permit, mortgage, license, sublicense, letter of intent, quotation, statement of work, contract order or purchase order (in each case, whether oral or in writing).

“Delaware Law” means the Delaware General Corporation Law.

“Dissenting Shares” means any shares of Company Capital Stock that are outstanding immediately prior to the Effective Time that have not been voted for approval of this Agreement and with respect to which dissenters or appraisal rights are properly asserted in accordance with Delaware Law or California Law.

“Earnout Consideration” means an aggregate amount of up to USD $140,000,000 in cash payable pursuant to the terms of Section 2.4, but excluding any payments of Merger Product Sales Consideration.

“Effective Time” means the date and time on which the Merger first becomes legally effective under the laws of the State of Delaware as a result of the filing with the Secretary of State of the State of Delaware of the Certificate of Merger pursuant to the requirements of Delaware Law. The filing of the Certificate of Merger shall be made within forty-eight (48) hours from the Closing.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer (other than pursuant to applicable federal and state securities laws) of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, and (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“US GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency, commission or other governmental agency or authority.

“Intellectual Property Rights” means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, hardware description language (“HDL”) code, netlists, design databases, design methodologies, design schematics, ASICs, cores, transceivers, interconnects, equalizers, algorithms, net lists, architectures, structures, technology, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing, embodying or relating to any of the foregoing, including manuals, programmers’ notes, memoranda and records.

“Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual or deemed knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (a) an individual, if used in reference to an individual, (b) with respect to Company, Mark Tilley and John Miller, and (c) with respect to Acquirer, each of the officers and directors of Acquirer. A Person will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could be obtained from reasonable inquiry of the persons reporting to such Person (including, with respect to Company and Acquirer, each officer and director thereof) charged with administrative or operational responsibility for such matters for such Person.

“Liabilities” means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, and whether due or to become due, in each case that would be required by US GAAP to be reflected on a balance sheet or in the notes thereto.

“Licensing Activities” shall mean granting rights to third parties to Intellectual Property Rights related to Products.

“Material Adverse Effect,” when used with reference to any Person, means any event, change, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, (i) is or is reasonably likely to be or become materially adverse in relation to the near-term or longer term financial condition, properties, employees, assets (including intangible assets), business or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) materially impedes or delays, or is reasonably likely to materially impede or delay, such Person’s ability to consummate the transactions consummated by this Agreement in accordance with its terms and Applicable Laws, other than an Effect caused by or, that would not have occurred but for: (A) changes in economic conditions generally, (B) changes in general regulatory or political conditions, including any acts of war or terrorist activities, or (C) changes in Applicable Laws or other binding directives issued by any Governmental Entity, so long as in each of the cases set forth in clauses (A), (B) and (C), Company is not disproportionately affected by such changes as compared to other companies in Company’s industry.

“Merger Cash Consideration” means $5,000,000.

“Merger Product Sales Consideration” means on the first day of each month following the receipt of all funds due to Unidym from Samsung Electronics, payments equal to fifty percent of the amount of proceeds received from the sale of Products by the Company or the Surviving Corporation in the previous month until the total accrued payments reach an amount that is equal to: ($500,000 – ($1,000,0000 – Cash on Hand)).

“Net Proceeds From Licensing Activities” shall mean net proceeds received from Licensing Activities after all third parties such as Samsung Electronics and university licensors have been paid in connection with the Licensing Activities.

“Permitted Encumbrance” means (i) any mechanic’s, carrier’s, warehouseman’s or other similar encumbrance arising in the ordinary course of business, consistent with past practice, (ii) Encumbrances in respect of Taxes not yet due and payable, or the validity of which are being contested in good faith, and (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

“Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Products” shall mean carbon nanomaterials, items incorporating carbon nanomaterials, or transparent, conductive films.

“Samsung Transactions” means the agreements between Unidym and Samsung Electronics, dated December 7, 2010.

“Second Merger Cash Payment” shall mean any amount of Cash on Hand greater than $1,000,000, to be paid within 7 days of Acquirer’s receipt of the Closing Balance Sheet.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” shall have the meaning set forth in Section 3.4.

“Series B Payout Threshold” means an aggregate amount up to, but not in excess of, USD $10,999,998.79, which shall consist of the Earnout Consideration and/or the Bingel Patent Consideration payable by the Surviving Corporation to the Company Stockholders pursuant to Section 2.4 and Section 2.5, in excess of the Series D Payout Threshold and the Series C Payout Threshold.

“Series B Preferred Stock” shall have the meaning set forth in Section 3.4.

“Series B Revenue Amount Per Share” means the quotient obtained by dividing (i) the Series B Payout Threshold by (ii) the aggregate number of shares of Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

“Series C Payout Threshold” means an aggregate amount up to, but not in excess of, USD $14,626,600.20, which shall consist of the Earnout Consideration and/or the Bingel Patent Consideration payable by the Surviving Corporation to the Company Stockholders pursuant to Section 2.4 and Section 2.5, in excess of the Series D Payout Threshold.

“Series C Preferred Stock” shall have the meaning set forth in Section 3.4.

“Series C Revenue Amount Per Share” means the quotient obtained by dividing (i) the Series C Payout Threshold by (ii) the aggregate number of shares of Series C Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

“Series D Cash Amount Per Share” means the quotient obtained by dividing (i) the Merger Cash Consideration by (ii) the aggregate number of shares of Series D Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

“Series D Preferred Stock” shall have the meaning set forth in Section 3.4.

“Series D Product Sales Amount Per Share” means the quotient obtained by dividing (i) the Merger Product Sales Consideration by (ii) the aggregate number of shares of Series D Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

“Series D Payout Threshold” means an aggregate amount up to, but not in excess of, USD $2,052,526.18, which shall consist of the: (i) the Merger Product Sales Consideration; (i) Second Merger Cash Payment; and (ii) Earnout Consideration, and/or the Bingel Patent Consideration payable by the Surviving Corporation to the Company Stockholders pursuant to Section 2.4 and Section 2.5.

“Series D Revenue Amount Per Share” means the quotient obtained by dividing (i) the Series D Payout Threshold by (ii) the aggregate number of shares of Series D Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

“Services” shall mean any research and development activities relating to Products.

“Stock Purchase Agreement” means the stock purchase agreement in substantially the form attached hereto as Exhibit C.

“Subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other entity.

“Tax” and “Taxes” mean all (i) income, gains, franchise, excise, property, sales, use, employment, license, payroll, services, occupation, recording, value added or transfer taxes, governmental charges, fees, levies, assessments or other taxes (whether payable directly or by withholding), and, with respect to such taxes, charges, fees, levies and assessments, any estimated tax, interest, fines, penalties or additions and interest on such fines, penalties and additions, (ii) liability for the payment of any amounts of the types described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (iii) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Unidym Revenue” means cumulative proceeds actually received in cash or immediately available funds by the Surviving Corporation or Acquirer or its Affiliates, successors or assigns from sales of Products or Net Proceeds From Licensing Activities (excluding proceeds received in connection with the Bingel Patents or the $4,500,000 of consideration paid by Samsung Electronics under the Samsung Transactions and also excluding proceeds received from sale of Services), which proceeds would be booked as revenue under US GAAP. For the avoidance of doubt, if any proceeds are received from sale of certain products consisting of Products and different constituent products other than Products, then the amount of Unidym Revenue from sale of such products shall be adjusted proportionally to reflect composition of costs or added value of Products and the different constituent products.

ARTICLE 2

PLAN OF MERGER

2.1 The Merger. The parties hereto will cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Delaware Law on the Closing Date. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub will be merged with and into Company in a statutory merger, the separate existence of Sub will cease and Company will be the surviving corporation in the Merger (the “Surviving Corporation”), all pursuant to the Certificate of Merger and in accordance with the applicable provisions of Delaware Law.

2.2 Conversion and Exchange of Shares.

(a) Conversion of Series D Preferred Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Series D Preferred Stock that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of Acquirer, Sub, Company or the holder thereof (except as expressly provided herein), be converted into and represent (i) the right to receive an amount of cash equal to the Series D Cash Amount Per Share, (ii) the right to receive an amount of cash (without interest) equal to the Series D Product Sales Amount Per Share , and (iii) the right to receive the Series D Revenue Amount Per Share. The amount of cash each Company Series D Holder is entitled to receive pursuant to this Section 2.2(a) for the shares of Series D Preferred Stock held by such Company Series D Holder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Series D Preferred Stock held by such Company Series D Holder. The provisions of this Section 2.2(a) are subject to the provisions of Section 2.3 (regarding Dissenting Shares) and Section 2.7(d) (regarding surrender of Certificates).

(b) Conversion of Series C Preferred Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Series C Preferred Stock that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of Acquirer, Sub, Company or the holder thereof (except as expressly provided herein), be converted into and represent, the right to receive the Series C Revenue Amount Per Share, if, and only if, the Earnout Consideration and/or the Bingel Patent Consideration payable by the Surviving Corporation to the Company Stockholders exceeds the Series D Payout Threshold. The amount of cash each Company Series C Holder is entitled to receive pursuant to this Section 2.2(b) for the shares of Series C Preferred Stock held by such Company Series C Holder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Series C Preferred Stock held by such Company Series C Holder. The provisions of this Section 2.2(b) are subject to the provisions of Section 2.3 (regarding Dissenting Shares) and Section 2.7(d) (regarding surrender of Certificates).

(c) Conversion of Series B Preferred Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of Acquirer, Sub, Company or the holder thereof (except as expressly provided herein), be converted into and represent, the right to receive the Series B Revenue Amount Per Share, if, and only if, the Earnout Consideration and/or the Bingel Patent Consideration payable by the Surviving Corporation to the Company Stockholders exceeds the Series C Payout Threshold. The amount of cash each Company Series B Holder is entitled to receive pursuant to this Section 2.2(c) for the shares of Series B Preferred Stock held by such Company Series B Holder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Series B Preferred Stock held by such Company Series B Holder. The provisions of this Section 2.2(c) are subject to the provisions of Section 2.3 (regarding Dissenting Shares) and Section 2.7(d) (regarding surrender of Certificates).

(d) Conversion of Series A Preferred Stock. Immediately prior to the Effective Time, each share of Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time will, in connection with the Merger and without the need for any further action on the part of Acquirer, Sub, Company or the holder thereof, be cancelled and deemed converted into one share of Company Common Stock immediately prior to the Effective Time pursuant to Section 4.1.1 of Article Fourth of Company’s Certificate of Incorporation, as may be amended from time to time (the “Conversion”).

(e) Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (which, for the avoidance of doubt, includes each share of Company Common Stock deemed to have been issued as a result of the Conversion) will, by virtue of the Merger and without the need for any further action on the part of Acquirer, Sub, Company or the holder thereof (except as expressly provided herein), be converted into and represent, the right to receive the Common Revenue Amount Per Share, if, and only if, the Earnout Consideration and/or the Bingel Patent Consideration payable by the Surviving Corporation to the Company Stockholders exceeds the Series B Payout Threshold. The amount of cash each Company Common Stock Holder is entitled to receive pursuant to this Section 2.2(e) for the shares of Company Common Stock held by such Company Common Stock Holder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such Company Series B Holder. The provisions of this Section 2.2(e) are subject to the provisions of Section 2.3 (regarding Dissenting Shares) and Section 2.7(d) (regarding surrender of Certificates).

(f) Conversion of Sub Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Sub common stock that is issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

(g) Cancellation of Company-Owned Stock. Notwithstanding Sections 2.2(a)-(e), each share of Company Capital Stock held by Company immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and without the issuance or payment of any consideration.

(h) Company Options, Company Warrants and Other Rights. No Company Options or other Company Rights, whether vested or unvested, shall be assumed by either Acquirer or the Surviving Corporation in connection with the Merger. Each Company Option outstanding immediately prior to the Effective Time that is exercised prior to the Effective Time shall receive upon exercise, shares of Company Common Stock pursuant to which such Company Option is exercisable for and shall be treated in accordance with Section 2.2(e). Any Company Options which are not exercised prior to the Effective Time shall, without any further action on the part of any holder thereof, automatically be cancelled and extinguished effective as of the Closing without any conversion thereof and without the issuance or payment of any consideration. Each Company Warrant outstanding immediately prior to the Effective Time that is exercised prior to the Effective Time shall receive upon exercise, shares of Company Capital Stock pursuant to which such Company Warrant is exercisable for and shall be treated in accordance with Sections 2.2(a)-(e) hereto, as applicable. Any Company Warrants which are not exercised prior to the Effective Time shall, without any further action on the part of any holder thereof, be exercisable in accordance with the terms and conditions of the Company Warrant in exchange for the right to receive the merger consideration provided for in Section 2.2.

2.3 Dissenting Shares. Notwithstanding anything contained herein to the contrary, Dissenting Shares (if any) shall not be converted into the right to receive the merger consideration provided for in Section 2.2, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law or California Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law or California Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law or California Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the merger consideration, if any, pursuant to Section 2.2 in respect of such shares as if such shares never had been Dissenting Shares, and the Surviving Corporation shall pay to the holder thereof, following the satisfaction of the applicable conditions set forth in Section 2.2, the amount of merger consideration to which such holder would be entitled in respect thereof. Company shall give Acquirer prompt notice (and in any case, within one Business Day following receipt) of any demands for appraisal and payment received by Company, withdrawals of such demands, and any other instruments related to Dissenting Shares served pursuant to Delaware Law or California Law and received by Company and Acquirer will have the right to direct all negotiations and proceedings with respect to assertions of dissenters’ rights under Delaware Law or California Law. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquirer, or as otherwise required under Delaware Law or California Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

2.4 Earnout.

During the ten (10) year period beginning on the Closing Date, the Surviving Corporation or Acquirer or its Affiliates, successors, or assigns shall make payments to the Company Stockholders pursuant to Sections 2.2(a)-(e) based on cumulative amounts of Unidym Revenue (“Revenue Milestones”), measured as of the Closing Date, as follows (“Earnout Payments”):

Unidym Revenue Milestones	Payments to Company Stockholders
$10,000,000.00	$750,000.00
$30,000,000.00	$800,00.00
$50,000,000.00	$950,000.00
$100,000,000.00	$3,000,000.00
$150,000,000.00	$3,000,000.00
$200,000,000.00	$3,000,000.00
$350,000,000.00	$7,500,000.00
$500,000,000.00	$7,500,000.00
$1,000,000,000.00	$16,000,000.00
$1,500,000,000.00	$22,500,000.00
$2,000,000,000.00	$30,000,000.00
$3,000,000,000.00	$45,000,000.00

Upon the achievement of each Revenue Milestone, within three (3) Business Days, the Surviving Corporation or Acquirer or its Affiliates (if Acquirer or its Affiliates receive proceeds from sales of Products or Net Proceeds From Licensing Activities without compensating Unidym based on fair market value of the Products), successors or assigns shall make the corresponding Earnout Payment pursuant to Section 2.4(a) (but excluding any amounts already paid to the Company Stockholders pursuant to Section 2.4(c)) to the Company Stockholders pursuant to Sections 2.2(a)-(e) and Exhibit A.

From the Closing Date until such time as the achievement and/or non-achievement of all amounts of Earnout Consideration have been determined by the Surviving Corporation, the Surviving Corporation shall use commercially reasonable efforts in good faith to provide adequate resources so as to make it possible for the Company Stockholders to earn the full benefit of the Earnout Consideration.

2.5 Bingel Patents.

During the ten (10) year period beginning on the Closing Date, the Surviving Corporation, its successors or assigns shall pay the Bingel Patent Consideration to the Company Stockholders, pursuant to Sections 2.2(a)-(e) and Exhibit A, within ninety (90) days from the date Surviving Corporation, its successors or assigns receive any proceeds from licenses (current and future) of the Bingel Patents or assignment of the Bingel Patent Agreement.

2.6 Effects of the Merger.

(a) General. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Company and Sub will vest in the Surviving Corporation, and all Liabilities and duties of Company and Sub will become the Liabilities and duties of the Surviving Corporation.

(b) Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation will be amended at the Effective Time to read: “The name of the corporation is Unidym, Inc.”

(c) Bylaws. The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the Bylaws of Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law.

(d) Directors and Officers. At the Effective Time, (i) the initial directors of the Surviving Corporation will be the directors of Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified and (ii) the initial officers of the Surviving Corporation will be the officers of Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

2.7 Closing and Surrender of Certificates.

(a) Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at a place to be discussed and agreed upon, on January [    ], 2011 at 9:00 a.m., local time, or at such other location, time and date as the parties hereto may agree (the “Closing Date”).

(b) Closing Deliveries of Company. At the Closing, Company shall deliver to Acquirer the following items:

(i) signature pages to the Bond Purchase Agreement and the Stock Purchase Agreement executed by the each of the Company Series D Holders;

(ii) evidence of Company’s receipt of approval of the transactions contemplated by this Agreement by Samsung Electronics;

(iii) letters of resignation from each officer and member of the Board of Directors of Company;

(iv) a Secretary’s Certificate, executed by Company’s Secretary, attaching copies of the Company Charter Documents as currently in effect, and executed copies of resolutions adopted by Company’s Board of Directors and the Company Stockholders approving this Agreement and the transactions contemplated hereby; and

(v) a certificate from the Secretary of State of the State of Delaware and any other jurisdiction(s) in which Company is qualified to do business dated as of a recent date prior to the Closing Date, regarding the good standing of Company with that agency as of such date.

(c) Closing Deliveries of Acquirer. At the Closing, Acquirer shall deliver to Company the following items:

(i) an executed counterpart signature page to the Bond Purchase Agreement and the Stock Purchase Agreement; and

(d) Other Terms of Payment/Closing Mechanics. At and after the Effective Time, each certificate representing outstanding shares of Company Capital Stock will represent the right to receive an amount of merger consideration as determined pursuant to Sections 2.2(a)-(e), subject to the provisions of Section 2.3 (regarding Dissenting Shares), for which such shares of Company Capital Stock have been or will be exchanged. Within three (3) Business Days after the Effective Time, the Surviving Corporation will cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (each, a “Certificate”) and which shares were converted into the right to receive cash pursuant to Sections 2.2(a)-(e), (i) a letter of transmittal (the “Letter of Transmittal”) in customary form (which will specify that delivery will be effected, and risk of loss and title to any Certificate will pass, only upon delivery of such Certificate to the Surviving Corporation or such other agent or agents as may be appointed by the Surviving Corporation and (ii) instructions for use in effecting the surrender of Certificates in exchange for the merger consideration payable pursuant to Sections 2.2(a)-(e). Upon surrender to the Surviving Corporation of a Certificate for cancellation or upon delivery to the Surviving Corporation of an affidavit of lost certificate and an indemnification agreement in form and substance reasonably satisfactory to the Surviving Corporation (an “Affidavit”) and Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the Surviving Corporation will deliver within three (3) Business Days to each tendering holder of a Certificate or an Affidavit, pursuant to the payment instructions for such tendering holder set forth in such tendering holder’s Letter of Transmittal, the amount of merger consideration to which such holder is entitled pursuant to Sections 2.2(a)-(e), as applicable, subject to Section 2.3 (regarding Dissenting Shares). After the Effective Time and until the Certificates are surrendered pursuant to this Section 2.7(d), such Certificates will be deemed, for all purposes, to evidence only ownership of the right to receive the merger consideration payable pursuant to Sections 2.2(a)-(e).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

CONCERNING THE COMPANY

Except as set forth in the disclosure letter of Company dated as of the Agreement Date, including all Schedules thereto which will specifically reference the sections or subsections of this Article 3 to which the items of disclosure therein constitute an exception (unless and then to the extent the relevance to other sections or subsections is reasonably apparent from the face of the disclosed exception or from a reading of the document(s) referred to in such exception), which has been delivered by Company to Acquirer concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”), Company and Arrowhead represent and warrant to Acquirer that each of the representations and warranties contained in the following sections or subsections of this Article 3 is true and correct as of the Agreement Date:

3.1 Organization and Good Standing. Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the power and authority to own, operate and lease its properties and to carry on the Company Business. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary (each such jurisdiction being listed on Schedule 3.1), except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on Company. Company is not in violation of any of its Company Charter Documents.

3.2 No Subsidiaries. Except for (i) the minority ownership position in Nexeon MedSystems pursuant to the license agreement with Nanotech Catheter Solutions, (ii) the 100% ownership position in Nanoconduction, Inc., and (iii) the 100% ownership position in Unidym Korea, Inc., the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

3.3 Power, Authorization and Validity.

(a) Company has the right, power and authority to enter into and perform its obligations under this Agreement and all Company Ancillary Agreements. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements, and the Merger, have been duly and validly approved and authorized by Company, and this Agreement has been duly executed and delivered by Company. The affirmative votes of the holders of (i) a majority of the shares of Company Common Stock that are issued and outstanding (voting as a separate class), (ii) a majority of the shares of Company Common Stock and Company Preferred Stock that are issued and outstanding (voting together as a single class on an as-converted to Company Common Stock basis), (iii) a majority of the shares of Company Series D Preferred Stock that are issued and outstanding (voting as a separate class on an as-converted to Company Common Stock basis) and (iv) a majority of the shares of Company Preferred Stock that are issued and outstanding (voting together as a single class on an as-converted to Company Common Stock basis) (collectively, the “Requisite Votes”) are the only votes of the Company Stockholders necessary under all Applicable Laws and the Company Charter Documents to approve the Merger, this Agreement and, if required, each Company Ancillary Agreement and all other agreements, transactions and actions contemplated hereby and thereby.

(b) No filing, authorization, consent, approval, permit, order, registration or declaration from any United States Governmental Authority is necessary to enable Company to enter into, and to perform its obligations under, this Agreement or the Company Ancillary Agreements, except for the filing of the Certificate of Merger with the State of Delaware Secretary of State.

(c) This Agreement and the Company Ancillary Agreements are, or when executed by Company will be, and assuming the due authorization, execution and delivery hereof (and in the case of Acquirer Ancillary Agreements, thereof) by Acquirer and all other parties thereto will each constitute, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4 Capitalization.

(a) Capital Stock. There are authorized for issuance (i) 80,000,000 shares of Company Common Stock, and (ii) 49,173,252 shares of Company Preferred Stock, $0.0001 par value per share, of which 5,000,000 shares are designated as Series A Preferred Stock (“Series A Preferred Stock”), 5,673,252 shares are designated as Series B Preferred Stock (“Series B Preferred Stock”), 8,500,000 shares are designated as Series C Preferred Stock (“Series C Preferred Stock”), and 30,000,000 shares are designated as Series D Preferred Stock (“Series D Preferred Stock”). As of the date hereof, the Company Capital Stock consists of the following:

(i) Five Million Seven Hundred Eighty Thousand One Hundred (5,780,100) shares of issued and outstanding Common Stock.

(ii) Five Million (5,000,000) shares of issued and outstanding Series A Preferred Stock.

(iii) Five Million Six Hundred Seventy Three Thousand Two Hundred and Fifty Two (5,673,252) shares of issued and outstanding Series B Preferred Stock.

(iv) Eight Million One Hundred Twenty Five Thousand Eight Hundred Eighty-Nine (8,125,889) shares of issued and outstanding Series C Preferred Stock.

(v) Twenty Three Million Five Hundred Eight Thousand Four Hundred Twenty One (23,508,421) shares of issued and outstanding Series D Preferred Stock.

The number of issued and outstanding shares of Company Capital Stock held by each Company Stockholder as of the Closing Date is set forth on Schedule 3.4(a). No shares of Company Capital Stock are issued or outstanding as of the Closing Date that are not set forth on Schedule 3.4(a) and no shares of Company Capital Stock will be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.4(a) except for shares of Company Common Stock issued pursuant to the exercise of outstanding Company Options listed on Schedule 3.4(b) and shares of Company Capital Stock issued pursuant to the exercise of outstanding Company Warrants listed on Schedule 3.4(c).

(b) Company Options. Company has reserved an aggregate of 5,000,000 shares of Company Common Stock for issuance pursuant to the Company Option Plan, of which 2,643,250 shares are subject to outstanding and unexercised Company Options. Schedule 3.4(b) sets forth a true, correct and complete list of all holders of outstanding Company Options, whether or not granted under the Company Option Plans, including the number of shares of Company Common Stock subject to each such option. Company has granted no Company Options outside of the Company Option Plan. A true and correct copy of the Company Option Plan, the standard agreement under the Company Option Plan and each agreement for each Company Option that does not conform to the standard agreement under the Company Option Plan have been delivered by Company to Acquirer’s legal counsel. All outstanding Company Options have been issued and granted in compliance with all Applicable Laws and all requirements set forth in applicable Contracts.

(c) Company Warrants. Schedule 3.4(c) sets forth a true, correct and complete list of all holders of outstanding Company Warrants, including the number of shares and type of Company Capital Stock subject to each such warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each such warrant. All outstanding Company Warrants have been issued and granted in compliance with all Applicable Laws and all requirements set forth in applicable Contracts.

(d) Except for Company Options and Company Warrants set forth on Schedule 3.4(b) and Schedule 3.4(c), respectively, there are no other options, warrants, calls, Contracts or other Company Rights of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock, Company Options, Company Warrants or other Company Rights, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, Contract or other Company Right. Neither the Company Option Plan, any Company Option, Company Warrant nor any other Contract of any character to which the Company is a party to or is bound relating to any security of the Company that is entitled (or is exercisable into a security that is entitled) to receive the merger consideration pursuant to Section 2.2 requires or otherwise provides for any accelerated vesting or exercisability of any such security in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with Company or with Acquirer following the Merger or otherwise.

3.5 No Conflicts. Neither the execution and delivery of this Agreement or the Company Ancillary Agreements, nor the consummation of any of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Company Charter Documents as currently in effect, (b) conflict with or violate any Applicable Law, (c) conflict with, violate, constitute a default under, result in a termination, acceleration or breach of, or provide any party with any right of termination or acceleration or any other material rights or remedies under (in each case with or without notice or lapse of time, or both) any agreement that would result in a Material Adverse Effect.

3.6 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

3.7 Financial Statements and Net Working Capital Statements. Company has delivered to Acquirer its consolidated financial statements as of December 31, 2010 (the “Balance Sheet Date”) (including, in each case, balance sheets and statements of operations) (collectively, the “Financial Statements”), which are included as Schedule 3.7. The Financial Statements (i) are true, correct and complete, (ii) are derived from and are in accordance with the books and records of Company, (iii) fairly and accurately represent the financial condition of Company at the respective dates specified therein and the results of operations for the respective periods specified therein, subject to normal year-end adjustments, which are not material in amount in any individual case or in the aggregate, and (iv) have been prepared in accordance with US GAAP applied on a basis consistent with prior periods, except for the absence of any footnotes thereto. Company does not have any Liabilities of any nature, except for (A) Liabilities set forth in the Financial Statements and (B) Liabilities incurred in the ordinary course of Company’s business, consistent with past practice, since the Balance Sheet Date that are not material in amount either individually or collectively and do not result from any breach of contract, tort or violation of law. There has been no change in Company’s accounting policies other than as specifically described in the notes to the Financial Statements. All reserves that are set forth or reflected on the balance sheet as of December 31, 2010 (the “Balance Sheet”) are adequate and have been established in accordance with US GAAP. As of the Closing, Company shall have Cash on Hand of at least $700,000. As of the Closing, Company shall have cash in its bank accounts of at least $1,600,000.

3.8 Taxes. There are no federal, state, county, local or foreign taxes dues and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

3.9 Title to Assets and Properties; Condition of Equipment and Property. Schedule 3.9 lists all lease agreements between Unidym and third parties. The property and assets used by the Company in its business are owned or leased by the Company free and clear of all mortgages, liens, loans and encumbrances, except for (i) statutory liens for the payment of current taxes that are not yet delinquent listed in Schedule 3.9 and (ii) for liens, encumbrances and security interests that arise in the ordinary course of business and/or pursuant to applicable law, and minor defects in title, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i)-(ii) of the foregoing sentence, except to the extent the failure to be in compliance or hold a valid leasehold interest would not reasonably be expected to have a Material Adverse Effect.

3.10 Agreements.

(a) Except as set forth in Schedule 3.10, there are no agreements or understandings between the Company and any of its officers, directors, affiliates or any affiliate thereof,

(b) There are no agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company, in excess of $100,000, other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business, or (ii) provisions materially restricting the development, manufacture or distribution of the Company’s products or services, and

(c) The Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights.

For the purposes of subsections (a),(b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments and contracts involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

3.11 Compliance. The Company is not in violation of any provision of its Restated Certificate, or Bylaws nor, to the best of its knowledge, of any instrument, judgment, order, writ, decree or contract, statute, rule or regulation to which the Company is subject and a violation of which would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

3.12 Intellectual Property.

(a) Schedule 3.12 lists all patents and patent applications owned by or exclusively licensed to the Company. The Company has rights to all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, licenses, inventions, information and proprietary rights and processes (collectively, “Intellectual Property”) it needs to operate its business as currently conducted. Schedule 3.12 lists all out-license agreements between Unidym and third parties. Schedule 3.12 lists all active non-disclosure agreements, material transfer agreements, and joint development agreements between Unidym and third parties.

(b) Except as set forth in Schedule 3.12(b), the Intellectual Property owned, registered or applied for by the Company, and the Intellectual Property exclusively licensed to the Company, does not conflict with, or constitute an infringement of, the Intellectual Property rights of others and is not being infringed or opposed by any person. Except for the patents licensed to Samsung Electronics and Ensysce Biosciences and listed in Schedule 3.12(b), no third party, employee or other person has any right, claim or interest in any Intellectual Property owned, registered or applied for by the Company.

3.13 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, except to the extent the lack of which would not reasonably be expected to have a Material Adversely Effect. The Company is not in default under any of such franchises, permits, licenses or other similar authority which would be reasonably expected to have a Material Adverse Effect.

3.14 Certain Transactions and Agreements. No employee, officer or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company’s knowledge, other than in Arrowhead Research Corporation, a Delaware corporation (“Arrowhead”) or in any of Arrowhead’s subsidiaries, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material Contract with the Company.

3.15 Labor. Schedule 3.15 lists all existing agreements between Unidym and its employees. The Company is not bound by or subject to any contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of the Company’s knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the best of the Company’s knowledge, threatened, that would reasonably be expected to have a Material Adverse Effect, nor does the Company have knowledge of any labor organization activity involving its employees. To the best of the Company’s knowledge, no officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. The Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

3.16 ERISA. The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of Employee Retirement Income Security Act of 1974, as amended, and has complied in all material respects with all applicable laws for any such employee benefit plan.

3.17 Proprietary Information Agreements. Each current employee of the Company has executed a Proprietary Information and Inventions Agreement in substantially the form provided to Acquirer upon request by Acquirer. To the best of the Company’s knowledge, no such employee is in violation thereof.

3.18 Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

3.19 Environmental, Health and Safety Matters.

(a) Except as set forth in Section 3.19(b), the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

(b) The US Environmental Protection Agency (the “EPA”) has issued recent guidance regarding the classification of carbon nanotubes under the Toxic Substances Control Act. The EPA has stated that it now considers carbon nanotubes to be “new chemicals” rather than materials previously listed on the TSCA Inventory, such as synthetic graphite or other carbon compounds. The Company is in the process of reviewing its compliance with this guidance and has filed paperwork with the EPA. Accordingly, the Company withholds any representation or warranty regarding the matters disclosed in this Section 3.19(b), including its compliance with the new EPA guidance.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND SUB

Acquirer and Sub represent and warrant to Company that each of the representations, warranties and statements contained in the following Sections of this Article 4 is true and correct on and as of the Closing Date.

4.1 Organization and Good Standing. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of Korea and has the power and authority to own, operate and lease its properties and to carry on its business as presently being conducted and as proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own, operate and lease its properties and to carry on its business as presently being conducted.

4.2 Power, Authorization and Validity.

(a) Acquirer and Sub have the right, power and authority to enter into and perform their respective obligations under this Agreement and all Acquirer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Acquirer Ancillary Agreements, and the Merger, have been duly and validly approved and authorized by all necessary action by the Board of Directors of Sub, and no action on the part of the Board of Directors and stockholders of Acquirer is required to authorize the execution, delivery and performance of this Agreement, or the Merger and the consummation of the transactions contemplated hereby and thereby, and this Agreement has been duly executed and delivered by Acquirer and Sub.

(b) No filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable Acquirer and Sub to enter into, and to perform their respective obligations under, this Agreement or the Acquirer Ancillary Agreements, except for: (i) the filing of the Certificate of Merger with the Delaware Secretary of State; (ii) the filing of a direct overseas investment report in connection with Acquirer’s investment in Sub; and (iii) such other filings, authorizations, consents, approvals, permits, orders, registrations and declarations, if any, that if not made or obtained by Acquirer or Sub would not be material to Acquirer’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement and the Acquirer Ancillary Agreements.

(c) This Agreement and the Acquirer Ancillary Agreements are, or when executed by Acquirer and Sub (as applicable) will be, valid and binding obligations of Acquirer and Sub (as applicable) enforceable against Acquirer and Sub (as applicable) in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflicts. Neither the execution and delivery of this Agreement or the Acquirer Ancillary Agreements, nor the consummation of any of the transactions contemplated herein or therein, will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Acquirer or Sub, each as currently in effect, or (b) except as would not have a Material Adverse Effect on Acquirer, conflict with or violate any Applicable Law.

4.4 No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

ARTICLE 5

PRE-CLOSING COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article 10, the parties hereto agree to take all necessary action to satisfy their respective closing conditions, including but not limited to the following:

5.1 Access to Information. The Company shall give Acquirer and its representatives full reasonable access to such information as Acquirer may request.

5.2 Conditions Precedent. The Company and Arrowhead shall satisfy the conditions precedent set forth in Article 8, and shall promptly notify Acquirer of any circumstance which is, or may result in, an inaccuracy or breach of any representation, warranty or covenant by them under this Agreement, or any Material Adverse Change; provided, however, that no such notice shall excuse the condition set forth in Article 8.

5.3 Conduct of Business. Except as expressly contemplated by this Agreement, Arrowhead shall ensure that the Company shall conduct its business and operations only in the ordinary course of business consistent with past practice. Arrowhead shall ensure that the Company shall not do anything which would make any of the representations and warranties under Article 3 inaccurate or misleading.

5.4 Requisite Votes. Within four (4) hours following the execution of this Agreement by the parties hereto, the Company shall deliver to evidence to Acquirer that it has obtained the Requisite Votes.

ARTICLE 6

COVENANTS OF ACQUIRER AND THE SURVIVING CORPORATION

6.1 Indemnification of Company Directors and Officers.

(a) If the Merger is consummated, for a period of six (6) years following the Effective Time, the Surviving Corporation or Acquirer shall fulfill and honor in all respects its obligations to any of its current or former directors and officers as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Company Charter Documents as in effect on the Agreement Date and pursuant to any indemnification agreements between Company and such Company Indemnified Parties existing as of the Agreement Date (the “Company Indemnification Provisions”), with respect to claims arising out of matters occurring at or prior to the Effective Time. Any claims for indemnification made under this Section 6.1(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. The Surviving Corporation shall retain or include in its certificate of incorporation and bylaws indemnification provisions, including provisions respecting the advancement of expenses, that are at least as favorable to the Company Indemnified Parties as the indemnification provisions in effect immediately prior to the Effective Time, for the benefit of the Company Indemnified Parties, and, during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any respect (except to the extent that such amendment preserves, increases or broadens the indemnification or other rights theretofore available to the Company Indemnified Parties or as required by Applicable Law).

(b) Each of Acquirer, the Surviving Corporation and the Company Indemnified Parties shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any action requiring indemnification under this Section 6.1 and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) The obligations set forth in this Section 6.1 will continue for a period of six (6) years following the Closing Date and will continue in effect thereafter with respect to any proceeding or claim commenced or asserted, as applicable, prior to the sixth anniversary of the Closing Date. The provisions of this Section 6.1 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Parties.

6.2 Acquirer Compliance With Earn Out. Acquirer will use commercially reasonable efforts to cause the Surviving Corporation to fulfill and honor in all respects its obligations to pay the Earnout Consideration to the Company Stockholders, if and when owed, pursuant to the terms and conditions of this Agreement.

6.3 Acquirer Capital Commitment. Acquirer covenants and agrees that it will transfer to the Surviving Corporation: (1) $400,000 of the capital used to pay the Merger Cash Consideration by January 28, 2011; and (2) the remainder of the capital used to pay the Merger Cash Consideration by February 18, 2011. Acquirer unconditionally guarantees the obligations of the Surviving Corporation until such transfer is completed. It is further agreed that creditors of Unidym and the Surviving Corporation are intended to be third party beneficiaries under this Section 6.3.

6.4 Closing Balance Sheet. The Surviving Corporation will deliver to Acquirer the Closing Balance Sheet by January 31, 2011.

ARTICLE 7

CONDITIONS TO OBLIGATIONS OF COMPANY

The obligations of Company hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company, but only in a writing signed on behalf of Company by Company’s Chief Executive Officer, and by proceeding with the Closing, Company shall be deemed to have waived any of such conditions that remain unfulfilled or unsatisfied):

7.1 Stockholder Approval. The Merger shall have been duly and validly approved and this Agreement shall have been duly and validly adopted, as required by Delaware Law and the Company Charter Documents, each as in effect on the date of such approval and adoption, by the Requisite Votes.

7.2 Accuracy of Representations and Warranties. The representations and warranties of Acquirer set forth in the Bond Purchase Agreement and the Stock Purchase Agreement will be true and correct in all material respects on the Agreement Date and on the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties will be true and correct in all material respects, on and as of such specified date or dates).

7.3 Closing Deliverables. Company will have received each of the agreements, instruments, consents, waivers and other documents set forth in Section 2.7(c).

7.4 Funding of Sub. Company will have received evidence from Acquirer that Acquirer transferred USD $3,500,000 to Sub in order for the Surviving Corporation to fulfill its obligation to pay the Merger Cash Consideration pursuant to the terms and conditions of this Agreement.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF ACQUIRER AND SUB

The obligations of Acquirer and Sub hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquirer and Sub, but only in a writing signed on behalf of Acquirer and Sub by a duly authorized officer of each of Acquirer and Sub, and by proceeding with the Closing, Acquirer and Sub shall be deemed to have waived any of such conditions that remain unfulfilled or unsatisfied:

8.1 Stockholder Approval. The Merger shall have been duly and validly approved and this Agreement shall have been duly and validly adopted, as required by Delaware Law and the Company Charter Documents, each as in effect on the date of such approval and adoption, by the Requisite Votes.

8.2 Closing Deliverables. Acquirer will have received each of the agreements, instruments, consents, waivers and other documents set forth in Section 2.7(b).

8.3 Accuracy of Representations and Warranties. The representations and warranties of Company and Arrowhead set forth in Article 3 will be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties will be true and correct in all material respects, on and as of such specified date or dates).

8.4 No Payment to Dissenting Shares. Company has not made any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

8.5 Samsung Transaction. Company has received proceeds from the Samsung Transactions in an amount equivalent to USD $4,500,000 in cash minus applicable withholding taxes.

ARTICLE 9

TERMINATION OF AGREEMENT

9.1 Termination. This Agreement may be terminated at any time before the Closing, whether before or after approval of the Merger by the Company Stockholders:

(a) by the mutual written consent of Acquirer and Company; or

(b) by either Acquirer or Company, if all conditions to such party’s obligations to consummate the transactions contemplated by this Agreement have not been satisfied or waived, and the Closing has not occurred, on or before the date that is thirty (30) days from the Agreement Date.

ARTICLE 10

GENERAL PROVISIONS

10.1 Non-Survival of Representations and Warranties. If the Merger is consummated, the representations and warranties of Company, Arrowhead, Acquirer and Sub contained in this Agreement shall expire and be of no further force or effect as of and following the Effective Time, and only such covenants and agreements of Acquirer and Company in this Agreement that by their terms survive the Effective Time shall survive the Effective Time. Notwithstanding the foregoing, in no event shall the expiration of the representations and warranties of Arrowhead have the effect of precluding Acquirer or the Surviving Corporation from asserting a claim for fraud, including fraud in the inducement.

10.2 Governing Law; Submission to Jurisdiction. The internal laws of the State of California, irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Each of the parties hereto (a) submits to the personal jurisdiction of any state or federal court sitting in Santa Clara County, California in any action or proceeding arising out of or relating to this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including but not limited to a motion for forum of non conveniens or other actions or other motions asserting the aforementioned forum is inconvenient (and waives any bond, surety or other security that might be required of any other party with respect thereto), (c) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 10.7. Nothing in this Section 10.2, however, will affect the right of any party to serve legal process in any other manner permitted by law.

10.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance and injunctive relief as a remedy to prevent breaches of this Agreement, without any requirement to post a bond or other security, and to enforce specifically the terms and provisions hereof in any court of the United States or any state or country having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The provisions of this Section 10.3 are intended to be for the benefit of, and shall be enforceable by, the Company Stockholders.

10.4 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that any party, without the consent of any other party hereto, assign this Agreement and the Acquirer Ancillary Agreements (a) to any of its majority-owned Subsidiaries, (b) by operation of law, or (c) in connection with any merger, consolidation or sale of all or a significant portion of its assets or in connection with any similar transaction. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 10.4 will be void.

10.5 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any provision is invalid, illegal or unenforceable, the parties agree to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.

10.6 Amendment and Waivers. This Agreement may not be amended or modified except by a written instrument signed by Acquirer, Sub, and Company. This Agreement may be amended by the parties hereto as provided in this Section 10.6 at any time before or after approval of this Agreement by the Company Stockholders; provided, however, that, after such approval, no amendment will be made that by Applicable Laws requires the further approval of the Company Stockholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Acquirer, by action taken by its Board of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other contained herein or in any agreement, certificate or document delivered pursuant hereto; (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any agreement, certificate or document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for its benefit contained herein or in any agreement, certificate or document delivered pursuant hereto. No such extension or waiver will be effective unless signed in writing by the party against whom such extension or waiver is asserted. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other breach or default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

10.7 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or upon confirmation if sent by facsimile, five (5) calendar days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.7:

If to Acquirer:

Wisepower Co., Ltd.

5th Fl., Ace Techno Tower

Mullaedong 3-Ga, Yongsan-Gu

Seoul, Korea

Tel: +82-2-2637-7550

Fax: +82-2-2637-7594

If to Company:

Unidym, Inc.

1244 Reamwood Avenue

Sunnyvale, CA 94089

Attn: Mark Tilley

Tel: (408) 636-7500

Fax: (408) 636-7539

with a copy to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: Mark A. Leahy, Esq.

Facsimile Number: (650) 938-5200

10.8 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as otherwise specified herein: (a) no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party; (b) no party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other; (c) no party will have any power or authority to bind or commit any other party; and (d) no party will hold itself out as having any authority or relationship in contravention of this Section 10.8.

10.9 Absence of Third-Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, partner or employee of any party hereto or any other Person, unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions hereof will be personal solely between the parties to this Agreement.

10.10 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement.

10.11 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Company Ancillary Agreements and the Acquirer Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, oral or written, between the parties, including that certain Non-Binding Confidential Term Sheet negotiated between Company and Acquirer. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UNIDYM, INC.		WISEPOWER CO., LTD.

By:	/s/ Mark G. Tilley	By:	/s/ Gi Ho Park
Name:	Mark G. Tilley	Name:	Gi Ho Park
Title:	CEO	Title:	CEO

UNICYCLE ACQUISITION CORP.		ARROWHEAD RESEARCH CORPORATION

By:	/s/ Mark G. Tilley	By:	/s/ Christopher Anzalone
Name:	Mark G. Tilley	Name:	Christopher Anzalone
Title:	CEO	Title:	CEO